      As filed with the Securities and Exchange Commission on July 2, 1997

                                                       Registration No. 33-92796



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               i-STAT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   22-2542664
                     (I.R.S. Employer Identification Number)

           303 COLLEGE ROAD EAST, PRINCETON, NJ 08540, (609) 243-9300 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

           Roger J. Mason                         Esteban A. Ferrer, Esq.
    Vice President of Finance and          Paul, Hastings, Janofsky & Walker LLP
       Chief Financial Officer                   1055 Washington Boulevard
         i-STAT Corporation                     Stamford, Connecticut 06901
        303 College Road East
        Princeton, NJ  08540
           (609) 243-9300

(Name, Address, Including Zip Code, and Telephone Number,
   Including Area Code, of Agent For Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                    Proposed               Proposed
                                             Amount                 Maximum                Maximum          Amount of Registration
           Title of Securities               to be              Aggregate Price           Aggregate                Fee(2)
             to be Registered              Registered             Per Share(1)        Offering Price(1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.15 par value                1,850,000                $13.25               $30,007,000              9,092.12
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(c) and is based upon the average of the high and low prices per share of the Registrant's Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System on June 26, 1997.

(2)   A registration fee of $17,845 was previously paid.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED JULY 2, 1997



PROSPECTUS


                                1,850,000 SHARES

                               i-STAT CORPORATION

                                  COMMON STOCK


                  All of the shares of Common Stock offered hereby (the "Shares") are being offered for the account of security holders (the "Selling Stockholders"), and none of the shares of Common Stock offered hereby is being offered by i-STAT Corporation ("i-STAT" or the "Company").

                  The Shares may be offered for sale from time to time by the Selling Stockholders in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any Shares will or will not be offered for sale. The Company will not receive any proceeds from the sale of the Shares. All costs, expenses and fees incurred in connection with the registration of the Shares, estimated to be approximately $17,500, are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. See "Plan of Distribution."

                  The Selling Stockholders, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions.

                  The Common Stock is traded on The NASDAQ Stock Market's National Market System under the symbol "STAT." On June 30, 1997, the last sale price of the Common Stock, as reported on the NASDAQ National Market System, was $17.125 per share.

                  THE OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS."






          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is __________, 1997

                              AVAILABLE INFORMATION

                  i-STAT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon request, may be made available at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048.

                  The Company's Common Stock is traded on the NASDAQ National Market System. Copies of reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

                  The Company also has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such Registration Statement, exhibits and schedules, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION...................................................       2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................       3

THE COMPANY.............................................................       4

RISK FACTORS............................................................       4

SELLING STOCKHOLDERS....................................................       8

TRANSFER AGENT AND REGISTRAR............................................      15

PLAN OF DISTRIBUTION....................................................      15

EXPERTS.................................................................      16

LEGAL MATTERS...........................................................      16

                  NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY i-STAT OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF i-STAT SINCE THE DATE HEREOF.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, (iii) the Company's Current Report on Form 8-K, filed with the Commission on July 1, 1997 and (iv) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A (File No. 0-19841), including any amendments or reports filed for the purpose of updating such description.

                  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

                  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such request should be addressed to: i-STAT Corporation, 303 College Road East, Princeton, NJ 08540, (609) 243-9300,
Attention: Chief Financial Officer.

                                   THE COMPANY

                  The Company was incorporated on December 29, 1983, as a Delaware corporation. The Company's principal executive offices are located at 303 College Road East, Princeton, New Jersey 08540, and its telephone number at that location is (609) 243-9300. The Company has a wholly owned subsidiary, i-STAT (Canada) Limited, that was incorporated in the Province of Ontario, Canada in March 1988. Unless the context otherwise requires, the terms "i-STAT" and the "Company" as used in this Prospectus refer to the Company and its subsidiary.


                                  RISK FACTORS


                  AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED HEREIN.

                  ABSENCE OF PROFITABILITY. The Company was organized in 1983 and from its inception through March 31, 1997, the Company has never made a profit and has incurred cumulative losses of approximately $145.3 million. There can be no assurance that the Company will ever achieve profitability, and the Company anticipates incurring additional losses. No assurance exists that the Company will be able to market its products at prices and in quantities that will enable the Company to achieve profitability or that the Company will not encounter substantial delays and expenses related to new product development, production and marketing problems or other unforeseen difficulties.

                  RELIANCE ON i-STAT SYSTEM(R), MARKET ACCEPTANCE. The future of the Company is dependent on the success of the i-STAT System. No assurance exists that the Company will gain levels of market acceptance of the i-STAT System necessary to ensure the Company's profitability. The Company's marketing success depends, in large part, upon the ability of the Company's sales and marketing personnel to successfully demonstrate to potential customers the ease of use, reliability and cost-effectiveness of the Company's products, the Company's ability to employ and retain highly trained sales and marketing personnel and the Company's ability to forge strategic alliances with others to facilitate access into new markets. The range of blood tests that the i-STAT System can perform will also affect market demand. No assurance exists that the Company will be able to develop additional blood tests. Market acceptance is also affected by state and local law limitations and regulations on the use of medical devices by persons other than physicians or specially-licensed technicians and the effects of federal government initiatives concerning health care legislation and regulation of the market for the Company's products. It has been the Company's experience that a lengthy time period exists between initial marketing discussions and the attainment of full-potential cartridge use by that customer, due to the involvement of multiple decision makers at a hospital and the challenges associated with restructuring existing laboratory operations. Substantial marketing challenges lie ahead for the Company, and no assurance exists that the Company can market its products in an effective manner.

                  MANUFACTURING CONSIDERATIONS. In order to be profitable, the Company must manufacture its products in greater quantities than it has to date and improve production efficiencies. No assurance can be given that the Company will ultimately be able to produce its products at commercially reasonable costs. Some of the components of the i-STAT System are custom manufactured by a limited number of outside vendors. While the Company continues to expand the number of vendors which have the capacity to produce these components, the loss of its sources of supply for such components could adversely impact the Company's ability to meet the demand for its products. The Company's Kanata, Ottawa, wafer fabrication facility is the only source of its proprietary thin film, biosensor chips and consequently, any damage to the facility as a result of fire or other causes could materially and adversely impact the Company.

                  FUTURE CAPITAL NEEDS. The Company expects its existing funds to be sufficient to meet its obligations and its liquidity and capital requirements for the foreseeable future. However, the Company believes that in order to meet its strategic objectives it must continue to explore sources of financing, including strategic corporate alliances and the sale of additional equity or debt. The Company has no commitments for any additional financing, and no assurance exists that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may result in dilution to the Company's stockholders, and any debt financing may entail restrictions on the Company's right to declare dividends or on the manner in which the Company conducts its business.

                  DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The commercial success of the Company is dependent, in part, upon trade secrets, know-how, trademarks, patents and other proprietary rights owned by the Company. While the Company actively seeks patent protection both in the United States and abroad for certain of its proprietary technology, no assurance exists that the Company's patents will not be challenged by third parties, invalidated or designed around or that they will provide protection that has commercial significance. Furthermore, there can be no assurance that any pending patent applications or applications filed in the future will result in the issuance of a patent. Litigation, which could be costly and time consuming, may be necessary to protect the Company's patent positions. The invalidation of key patents owned by the Company could permit increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any application of the Company's technology will not infringe patents or proprietary rights of others or that licenses that might be required for the Company's processes or products would be available on commercially reasonable terms, if at all. Furthermore, no assurance exists that the Company will be able to maintain the confidentiality of its trade secrets or know-how or that others may not develop or acquire trade secrets or know-how similar to those of the Company.

                  TECHNOLOGICAL CHANGE AND INTENSE COMPETITION; RISK OF OBSOLESCENCE. The field of blood testing has undergone rapid and significant change, and the Company expects that it will continue to do so. The Company's success depends significantly on its ability to establish and maintain a competitive position in this field. The Company expects that manufacturers of conventional blood analysis products used in clinical laboratories will compete intensely to maintain their markets and revenue. Some of these manufacturers currently offer products which are perceived as being less expensive to operate than the products the Company offers and expects to offer. No assurance exists that competitive pressures will not result in reduction in prices of the Company's products, which could adversely affect the Company's profitability. Further, the Company currently cannot provide the same range of tests provided by many of these manufacturers. In addition, health care providers may choose to maintain their established means of having such tests performed. The Company also faces competition from makers of other blood analyzers intended for point-of-care use. Many of the Company's competitors have substantially greater capital resources, research and development staffs and facilities than the Company. Rapid technological change or development by others may result in the Company's products becoming obsolete or non-competitive. To respond to these expected changes and to improve or sustain marketability of its products, the Company will be required to make substantial investments in product improvement and development in order to periodically enhance its existing products and successfully introduce new products. There can be no assurance that the Company will either have the resources required to make such investments or, assuming it has the required resources, be able to respond adequately to changes in technology or changes in the markets for its products. In addition, to the extent that the Company seeks to develop new products, there can be no assurance that such products will be successfully developed, or if developed, that such products will be successfully introduced to the market.

                  GOVERNMENT REGULATION. Human diagnostic products are subject, prior to clearance for marketing, to rigorous pre-clinical and clinical testing mandated by the United States Food and Drug Administration (the "FDA") and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. Manufacturing facilities are also subject to FDA inspection on a periodic basis. Although the Company has obtained all required FDA clearances to produce and sell those products it currently markets, these clearances are subject to continual review, and later discovery of previously unknown problems may result in restrictions on the product's marketing or withdrawal of the product from the market. The

Company's long-term business strategy includes development of additional biosensors, and any such biosensors will be subject to the same regulatory process, which can be costly and time consuming. No assurance exists that required clearances will be received. The Company's products are also affected by the Clinical Laboratory Improvement Amendments of 1988. This law is intended to assure the quality and reliability of all medical testing in the U.S. regardless of where tests are performed. Additionally, state regulations that permit only physicians and licensed medical technicians to use diagnostic instruments like the i-STAT System are impacting, and will continue to impact, the rate of market acceptance of the Company's products.

                  The Company also markets its products in Japan, Europe, Canada and South America and plans to market its products in several other foreign markets. Governmental requirements pertaining to the i-STAT System vary widely from country to country, involving anything from simple product registrations to detailed submissions such as those required by the FDA. There is no assurance that any registrations that have been granted will not be revoked or that, if the Company applies for any additional registrations or approvals, they will be issued.

                  DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL. The success of the Company is highly dependent upon the continued availability of a limited number of executives, scientists and engineers, including William P. Moffitt, President and Chief Executive Officer of the Company, and Imants R. Lauks, Executive Vice President and Chief Technology Officer of the Company, the loss of whom could have a materially adverse effect on the Company. In addition, the Company has an ongoing need to expand its management, marketing and support personnel. Competition for personnel having the qualifications required by the Company is intense, and no assurance exists that the Company will be successful in recruiting or retaining such personnel in the future.

                  PRODUCT LIABILITY AND INSURANCE; POSSIBILITY OF EXPOSURE OF CLAIMS. The clinical testing, manufacturing and marketing of the Company's products necessarily involves the risk of product liability. The Company currently has liability insurance in the aggregate amount of $16 million. While to date, no product liability claims have been made against the Company, if the Company does not or cannot maintain its existing or comparable liability insurance, its ability to market its products may be significantly impaired. The amount and scope of any insurance coverage obtained by the Company may not be adequate to protect the Company in the event of a successful product liability claim.

                  RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS. As part of its business strategy, the Company is seeking opportunities to expand its product offerings into international markets. In marketing its products internationally, the Company has adopted the strategy of forging marketing alliances with companies with proven commercialization capabilities in such markets. The Company has, over time, developed strategies and techniques for marketing the i-STAT System in the United States which may not have application in foreign markets, and a substantial investment of time and resources may be required in order for the Company or its strategic partners to develop marketing strategies and techniques that will prove effective in foreign markets. The Company will likely face new competitors in foreign markets and there can be no assurance that the Company or its strategic partners will be successful in marketing or distributing products in these markets. The Company's international business may be adversely affected by changing economic conditions in foreign countries. The majority of the Company's sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent the Company makes sales denominated in currencies other than U.S. dollars, gains and losses on the conversion of those sales to U.S. dollars may contribute to fluctuations in the Company's business, financial condition and results of operations. In addition, fluctuations in exchange rates could affect demand for the Company's products and services. Engaging in international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, longer payment cycles, problems in collecting accounts receivable, political instability, and potentially adverse tax consequences. In addition, agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system, and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that one or more of these factors will not have a material and adverse effect on the Company's business, financial condition or results of operations.

                  REIMBURSEMENT. The Company's products are generally purchased by health care providers, which then seek reimbursement from various public and private third party payors, such as Medicare, Medicaid and indemnity insurers, for health care services provided to patients. Government and private third party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. Governmental and other third party payors can indirectly affect the pricing or the relative attractiveness of the Company's products by regulating the maximum amount of reimbursement provided for blood testing services. If the reimbursement amounts for blood testing services are decreased in the future, it may decrease the amount which physicians and hospitals are able to charge patients for such services and consequently may adversely affect the price the Company can charge for its products.

                  ANTITAKEOVER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, including provisions providing for exculpation of directors in certain circumstances, and the Company's Stockholder Rights Plan, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock, may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). The Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirers (including their affiliates and associates) of 15% or more of the Company's Common Stock.

                  VOLATILITY OF STOCK PRICE. The market price of the Common Stock historically has been highly volatile due, in part, to substantial "short sale" trading activity with respect to the Common Stock. Future announcements concerning the Company or its competitors, including operating results, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, or litigation could have a significant impact on the market price of the Common Stock. There can be no assurance that the trading price of the Company's Common Stock will remain at or near its current level.

                  DILUTION. The Company has granted options to purchase an aggregate of approximately 1.9 million shares of Common Stock to its employees and directors at exercise prices which, in some cases, are below the current market price of the Common Stock. The Company may also issue additional stock, warrants and/or options in order to raise funds or in connection with its employee benefit plans. During the terms of any such options and warrants, the holders thereof have an opportunity to profit from a future rise, if any, in the market price of the Common Stock. The exercise of any such outstanding options or warrants or the issuance of additional options or warrants or other equity or derivative securities of the Company may adversely affect the market value of the Shares offered hereby or adversely affect the terms on which the Company may obtain additional equity financing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained or incorporated by reference in this Prospectus, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth in this Prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                              SELLING STOCKHOLDERS

                  The following table sets forth as of June 30, 1997, and upon sale of all the Shares offered hereby, information with regard to the beneficial ownership of the Company's Common Stock by the Selling Stockholders. Such Selling Stockholders may not have a present intention of selling the Shares and may offer less than the amount of Shares indicated.

                                                         Shares Beneficially Owned
                                                         -------------------------


                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Walter L. Abt                         10,000       *            10,000             0             0
30195 Chagrin Boulevard
Suite 102W
Pepper Pike, OH 44124

Allen & Company                      151,000       *           150,000         1,000             *
Incorporated(1)
711 Fifth Avenue
New York, NY 10022
Attn:  James W. Quinn

Bruce Allen                           35,000       *            35,000             0             0
c/o Allen & Company
Incorporated
711 Fifth Avenue
New York, NY 10022

Susan K. Allen                       200,000       *           200,000             0             0
c/o Allen & Company
Incorporated
711 Fifth Avenue
New York, NY 10022
Attn:  Steven J. Greenfield

American Diversified                  20,000       *            20,000             0             0
Enterprises Portfolio Acct C-1
TAK
c/o Allen & Company
Incorporated
711 Fifth Avenue, 9th Floor
New York, NY  10022

--------

  (1) Allen & Company Incorporated acted as placement agent in connection with the Company's sale of the Shares to the Selling Stockholders.


                  * Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Edwin R. Bindseil                    20,000        *             10,000        10,000            *
333 Fernwood Lane
Erie, PA

Biotechnology Development            75,000        *             75,000             0            0
Fund L.P.
575 High Street, Suite 201
Palo Alto, CA  94301
Attention:  Frank Kung

Boston University                    60,000        *             60,000             0            0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

Charles W. Chambers                  30,000        *             10,000        20,000            *
432 Springdale Avenue
Winston-Salem, NC 27104

Chilton International (BVI) Ltd.     75,900        *             75,900             0            0
c/o Chilton Investment Partners
320 Park Avenue, 22nd floor
New York, NY  10022
Attn: Richard L. Chilton, Jr.

Chilton Investment Partners,         72,450        *             72,450             0            0
LP
320 Park Avenue, 22nd floor
New York, NY  10022
Attn:  Richard L. Chilton, Jr.

Concorde Special Situations          25,000        *             25,000             0            0
3 Rue Maurice
P.O. Box 3668
1211 Geneva 3
Switzerland
Attn:  Niloufar




* Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Cook & CIE S.A.                      175,000      1.3%         175,000           0               0
7, Rue des Alpes
Case Postale 1380
CH-1211 Geneva 1
Switzerland
Attn:  Jacques Girod

Creinvest (Cayman) Ltd.                1,650       *             1,650           0               0
c/o Chilton Investment
Partners L.P.
320 Park Avenue, 22nd floor
New York, NY  10022
Attn: Richard L. Chilton, Jr.

Mary Cullen                            5,000       *             5,000           0               0
c/o Allen & Company
Incorporated
711 Fifth Avenue
New York, NY 10022

Curran Management Co. Ltd.            10,000       *            10,000           0               0
c/o Hans Schibli
P.O. Box 4146
01-6304 ZUG/Switzerland

EDJ Limited                            7,500       *             7,500           0               0
Deltec Panamerican Trust Co.
Deltec House/Lyford Cay
Box N-3229
Nassau, The Bahamas
Attn:  Jacqueline Ferguson

Essex Performance Fund LP            100,000       *           100,000           0               0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield




* Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Essex Special Growth                 37,000        *            37,000              0            0
Opportunities Fund, L.P.
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

HAGC Partners                        25,000        *            25,000              0            0
c/o Allen & Company
Incorporated
711 Fifth Avenue
17th Floor
New York, NY 10022
Attn:  Herbert A. Allen, III

Hausmann Holdings                    50,000        *            50,000              0            0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

Donald R. Keough                     20,000        *            20,000              0            0
200 Galleria Parkway
Suite 970
Atlanta, GA  30339

Irwin H. Kramer & Terry              15,000        *            15,000              0            0
Allen Kramer
c/o Allen & Company
Incorporated
711 Fifth Avenue, 9th Floor
New York, NY  10022

Lancaster Investment Partners        65,000        *            65,000              0            0
353 W. Lancaster Avenue
Suite 300
Wayne, PA 19087
Attn:  Robert A. Berlacher

John W. Larson &                     20,000        *            10,000         10,000            *
Christine A. Larson
256 Morris Ranch Court
Danville, CA 94526




* Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Lattanzio International Ltd.         51,700        *            46,700          5,000            *
c/o Lattanzio Group LLC
277 Park Avenue, 27th floor
New York, NY  10172
Attn: Michael Linn

Lattanzio Partners L.P.               8,300        *             3,300          5,000            *
277 Park Avenue, 27th floor
New York, NY  10172
Attn: Michael Linn

MedCap I Corp.                       20,000        *            20,000              0            0
c/o ProMed Management,
L.L.C
200 Park Avenue
Suite 3900
New York, NY 10166
Attn:  Barry Kurokawa

Metallbank                           40,000        *            40,000              0            0
Reuterweg
6027A Frankfurt
Germany
Attn: Lother Mark

The New Discovery Fund LP            70,000        *            70,000              0            0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

Porter Partners, L.P.                42,500        *            42,500              0            0
100 Shoreline
Suite 211B
Mill Valley, CA 94941
Attn:  Jeff Porter

ProMed Partners, L.P.                15,000        *            15,000              0            0
200 Park Avenue
Suite 3900
New York, NY 10166
Attn:  Barry Kurokawa




* Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Robertson Foundation                  50,000       *            50,000               0           0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

Joseph E. Sheehan                     25,000       *            25,000               0           0
c/o Allen & Company
Incorporated
711 Fifth Avenue
New York, NY 10022
Attn:  Dominique A. Bodevin

John Simon                            33,000       *            28,000           5,000           *
c/o Allen & Company
Incorporated
711 Fifth Avenue
New York, NY 10022

SMALLCAP World Fund, Inc.            852,000      6.5%         125,000         727,000          5.5%
c/o Chase Manhattan Bank
3 Metrotech Center, 8th floor
Brooklyn, NY  11245

Spruce Partners LP                    10,000       *            10,000               0           0
c/o Essex Investment Mgmt.
Co., Inc.
125 High Street, 29th Fl.
Boston, MA 02110
Attn:  Corey Greenfield

Vas Family Trust                      10,000       *            10,000               0           0
c/o Dunvos Trust Company
74 Aeulestrasse
Vaduz, Liechtenstein

Veron International Limited           75,000       *            75,000               0           0
c/o Top Floor
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attn:  Joseph W.K. Leung




* Less than one percent.

                                     Shares Beneficially                       Shares Beneficially
                                     Owned Prior to Offering                   Owned After Offering
                                     -----------------------  Shares to        --------------------
                                     Number    Percentage     be Offered       Number        Percentage
                                     ------    ----------     ----------       ------        ----------

Name and Address
----------------
Whittier Opportunity Fund            25,000        *            25,000           0               0
1600 Huntington Drive
South Pasadena, CA  91030
Attn: John Schneider




* Less than one percent.

                          TRANSFER AGENT AND REGISTRAR

                  The transfer agent for the Company's Common Stock is First Union National Bank of North Carolina, 301 S College Street, Charlotte, NC 28254-3435.


                              PLAN OF DISTRIBUTION

                  Any or all of the Shares may be offered and sold to purchasers directly or on behalf of the Selling Stockholders from time to time in brokerage transactions, in the over-the-counter market, in privately negotiated transactions, on any stock exchange on which the Shares may be listed at the time of sale or otherwise, at prices prevailing in such market or exchange or as may be negotiated by the Selling Stockholders, at the time of sale. Additionally, agents, dealers or other financial institutions may acquire the Shares or interests therein as pledgee and may, from time to time, effect distributions of such Shares or interests in such capacity. The Shares may also be publicly offered through agents, underwriters or dealers. In such event the Selling Stockholders may enter into agreements with respect to any such offering. Such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions, under the Securities Act. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                  In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations.

                                     EXPERTS

                  The Company's consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                  LEGAL MATTERS

                  The validity of the Common Stock offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901. Esteban A. Ferrer, a partner of Paul, Hastings, Janofsky & Walker LLP, is Secretary of the Company.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

                  The following table sets forth the various expenses payable by the Company in connection with the sale of the Shares being registered. All of the amounts shown are estimates except the SEC Registration Fee.

SEC Registration Fee ....................................             $ 9,092.12

Legal Fees and Expenses .................................               5,000.00

Accounting Fees and Expenses ............................               3,000.00

Miscellaneous Expenses ..................................                 407.88

                                TOTAL ...................              17,500.00
                                                                      ==========



Item 15.          Indemnification of Directors and Officers

                  Article VIII of the Bylaws of the Company, as amended, provides generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                  As permitted by Section 102 of the Delaware General Corporation Law, the Company's stockholders have approved and incorporated provisions into the Company's Certificate of Incorporation eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

                  The Company has entered into indemnification agreements with its directors and officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware General Corporation Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

                  The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.


Item 16.          Exhibits.

Exhibit No.                 Description
-----------                 -----------
         3.1               Restated Certificate of Incorporation of i-STAT Corporation (Form S-8/S-3
                           Registration Statement, File No. 33-48889)*

         3.2               By-Laws of i-STAT Corporation (Form 10-K for fiscal year ended December 31,
                           1996)*

         5.1               Opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company

         23.1              Consent of Coopers & Lybrand L.L.P.

         23.2              Consent of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company
                           (The Consent is included in Exhibit 5.1)

         24.1              Power of Attorney, executed by certain officers of the Company and individual members of the Board of Directors, authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form S-3, are
                           located on the signature page of this Report.




--------------------

* These items are hereby incorporated by reference from the exhibits to the filing or report indicated (except where noted, Commission File No. 19841) and are hereby made a part of this Registration Statement.

Item 17.          Undertakings.

                  (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          i)   to include any prospectus required by section
10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                               provided, however, that paragraphs A(1)(i) and
(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on July 2, 1997.



                                        i-STAT CORPORATION


                                        By:  /s/ Roger J. Mason
                                             -----------------------------------
                                                 ROGER J. MASON

                                                 VICE PRESIDENT OF FINANCE AND
                                                 CHIEF FINANCIAL OFFICER

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Moffitt and Roger J. Mason or either of them, his or her attorney-in-fact, each with the power of substitution and to act alone, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 2nd day of July, 1997.


     Signature                Title
     ---------                -----
/s/ Curtis J. Crawford        Chairman of the Board                   July 2, 1997
----------------------
    Curtis J. Crawford

/s/ William P. Moffitt        President and Chief Executive           July 2, 1997
----------------------        Officer and Director (Principal
    William P. Moffitt        Executive Officer)

/s/ Imants R. Lauks           Executive Vice President, Chief         July 2, 1997
----------------------        Technology Officer and Director
    Imants R. Lauks

/s/ Roger J. Mason            Vice President of Finance and Chief     July 2, 1997
----------------------        Financial Officer (Principal
    Roger J. Mason            Financial and Accounting Officer)

/s/ J. Robert Buchanan        Director                                July 2, 1997
----------------------
    J. Robert Buchanan

/s/ James Cyrier              Director                                July 2, 1997
----------------------
    James Cyrier

/s/ Richard Hodgson           Director                                July 2, 1997
----------------------
    Richard Hodgson

/s/ Matthias Plum, Jr.        Director                                July 2, 1997
----------------------
    Matthias Plum, Jr.


/s/ Lionel Sterling           Director                                July 2, 1997
----------------------
    Lionel Sterling

                                  EXHIBIT INDEX



Exhibit No.                       Description                                   Sequential Page No.
-----------                       -----------                                   -------------------
    5.1             Opinion of Paul, Hastings, Janofsky & Walker LLP,
                    counsel to the Company.

    23.1            Consent of Coopers & Lybrand L.L.P.
